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                                                              EXHIBIT 23.2

                      INDEPENDENT AUDITORS' CONSENT

  We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Sterling Chemicals, Inc. on Form S-4 of our report dated October 25, 1995 on our audit of the consolidated balance sheet of Sterling Chemicals Holdings, Inc. (formerly Sterling Chemicals, Inc.) and subsidiaries as of September 30, 1995 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the two years in the period ended September 30, 1995, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas

May 30, 1997